Nevada Gold Announces Management Change;

Ernest East Named Interim President

HOUSTON, September 7, 2012 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced that Robert B. Sturges has resigned his position as Chief Executive Officer and as a member of the Board of Directors to pursue other business interests.

The Board has named Ernest E. East, formerly Senior Vice President and General Counsel and a long-time counselor to the Board, as interim President. Mr. East will report to an oversight committee of the Board of Directors, consisting of William J. Sherlock, Chairman of the Board of Directors; Francis Ricci, Chairman of the Audit Committee; and Frank Catania, Chairman of the Compliance Committee.

Mr. Sherlock commented, “Bob has served Nevada Gold loyally and well during his tenure as CEO. The Board appreciates his many contributions and wishes him well in his future endeavors. We are very fortunate to have Ernie East, who has more than 25 years’ experience in the gaming industry – including with such prominent companies as Hyatt Gaming Services and Trump Hotels and Casino Resorts – assume the duties of President on an interim basis. Nevada Gold has a portfolio of excellent operating assets, a sound balance sheet and an exceptionally capable oversight committee. It will be business as usual until a permanent CEO is named. We have retained an executive search firm to assist us in the process of identifying the best possible candidates.”

Mr. Sturges added, “I am pleased that the management team, working with the Board, successfully restructured the Company’s operations and financial condition over the past six years. I am confident the Company will continue to grow and be successful.”

As previously announced, Nevada Gold will host a conference call on Wednesday, September 12, 2012 at 11:00 am ET to discuss its first quarter 2013 financial results. A press release with first quarter financial results will be issued prior to the conference call.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) of Houston, Texas is a developer, owner and operator of 10 gaming operations in the state of Washington and a 900-machine slot route operation in Deadwood, South Dakota. The Company also has a gaming license in Nevada and an interest in Buena Vista Development Company, LLC, which is working on a Native American casino project to be developed in Ione, California. For more information, visit www.nevadagold.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contacts:

Nevada Gold & Casinos, Inc.

Jim Kohn, CFO

(713) 621-2245

LHA

Harriet Fried / Jody Burfening

(212) 838-3777

hfried@lhai.com